Exhibit 10.9

AMENDED AND RESTATED

CATTLE PURCHASE AND SALE AGREEMENT

THIS CATTLE PURCHASE AND SALE AGREEMENT (this Agreement) is entered into as of October 23, 2008, by and between JBS USA, LLC a Delaware limited liability company (formerly known as JBS USA, Inc. (“JBS USA”), and J&F Oklahoma Holdings Inc., a Delaware corporation (“J&F”). JBS USA and J&F are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. JBS USA is engaged in the business of purchasing and processing cattle and marketing beef and related products; and

B. JBS USA desires to purchase cattle from J&F and J&F desires to sell cattle to JBS USA, on the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the Parties hereto agree as follows:

1. PURCHASE/SALE OF CATTLE.

(a) Purchase of Cattle. Upon and subject to the terms and conditions set forth in this Agreement, JBS USA shall purchase from J&F and J&F shall sell and deliver to JBS USA, in each case, during each calendar year beginning with the calendar year beginning on January 1, 2009, a base amount of not less than 800,000 head of cattle.

(b) Additional Cattle. To the extent that J&F offers to sell cattle to JBS USA in excess of the base amount set forth in a Section 1(a) and such offer is accepted by JBS USA, JBS USA shall purchase such cattle from J&F and J&F shall sell such cattle to JBS USA upon and subject to the terms of this Agreement.

(c) Scheduling. Delivery schedules for cattle purchased and sold pursuant to this Agreement shall be determined by JBS USA on a reasonable basis, consistent with all other provisions of this Agreement, taking into account operational practicalities. Unless the Parties otherwise agree, delivery of specific head of cattle pursuant to this Agreement will be to the United States beef processing facility of JBS USA designated by JBS USA, provided that JBS USA will designate the processing facility that minimizes freight costs of the Parties to the extent reasonably practicable. Upon receipt of a request by JBS USA, J&F will forecast J&F’s anticipated deliveries at least 30 days in advance of any scheduled delivered to JBS USA.

2. PRICE OF CATTLE.

(a) Pricing Grid. The price for each head of cattle purchased by JBS USA under this Agreement shall be an amount determined pursuant to JBS USA’s pricing grid (the “Pricing Grid”), as the Pricing grid may be modified or supplemented from time to time by JBS USA, provided that the Pricing Grid shall in any event be competitive with JBS USA’s major competitors for the purchase of cattle purchased under this Agreement in accordance with standard industry practice.

(b) Carcass Data. JBS USA shall provide J&F carcass data on all cattle delivered by J&F in accordance with industry standards, or as otherwise agreed to by the Parties.

3. SUPPLEMENTAL PAYMENTS.

For each calendar quarter during the term of this Agreement beginning with the calendar quarter beginning on January 1, 2009:

(a) JBS USA shall pay to J&F an amount equal to the product of (i) 40% of the positive difference, if any, between (x) the Average Cattle Cost for such calendar quarter and (y) the Average Sale Price for such calendar quarter, multiplied by (ii) the Specified Number of Cattle for such calendar quarter; and

(b) J&F shall pay to JBS USA an amount equal to the product of (i) 40% of the positive difference, if any, between (x) the Average Sale Price for such calendar quarter and (y) the Average Cattle Cost for such calendar quarter, multiplied by (ii) the Specified Number of Cattle for such calendar quarter; and

(c) Effective January 1, 2014, Supplemental Payments relating to cattle purchased by JBS USA from J&F from the Five Rivers feedyards in Kuner, Yuma, and Gilcrest, Colorado for slaughter at JBS USA’s US beef packing facilities (“NoCo Cattle”) shall utilize a 50% factor in place of the 40% factor described in subsections (a) and (b), and shall only utilize NoCo Cattle for calcuating the Average Cattle Cost, Average Sale Price, and Specified Number of NoCo Cattle.

For purpose of the Section 3, each of the following terms shall have the meaning set forth below:

“Average Cattle Cost” mean, with respect to any calendar quarter, J&F’s average cost of all cattle sold by J&F to any buyer for slaughter during such calendar quarter as determined in accordance with generally accepted cost accounting standards in the beef industry in the United States.

“Average Sale Price” means, with respect to any calendar quarter the average sale price paid or payable to J&F for all cattle sold by J&F to any buyers for slaughter during such calendar quarter excluding any amounts received by J&F pursuant to Section 3 of the Agreement and excluding any amounts received by J&F for deads and railers.

“Specified Number of Cattle” means with respect to any calendar quarter, the lesser of (i) the actual number of cattle purchased from J&F by JBS USA under this Agreement during such calendar quarter and (ii) 200,000 head of cattle.

“Specified Number of NoCo Cattle” means with respect to any calendar quarter, the lesser of (i) the actual number of all J&F marketings of NoCo Cattle purchased from J&F by JBS USA under this Agreement during such calendar quarter and (ii) 125,000 head of cattle.

4. PAYMENT OF PURCHASE PRICE AND SUPPLEMENTAL PAYMENT. JBS USA shall pay to J&F the price determined for each head of cattle delivered pursuant to Section 2(a) at the time and on the terms that are in accordance with industry practice and in compliance with applicable law. JBS USA and J&F shall pay to the other party the amount f the supplemental payment, if any, determined pursuant to Section 3 on or before the date that is thirty (30) days after the end of the applicable calendar quarter, provided, however, that such payment shall be made in compliance with applicable law, including the Packers and Stockyards Act, 1921, as amended (7 U.S.C § 181 et seq.).

5. REPORTING. J&F shall determine the Average Cattle Cost and the Average Sales Price for each calendar quarter in accordance with generally accepted cost accounting standards in the beef industry in the United States and shall provide to JBS USA fully informed as to all of its sales and cattle feeding activities as related to this Agreement, and shall send to JBS USA reposts of such activities on a monthly basis.

6. RECORD KEEPING/INSPECTION. J&F shall maintain a true and accurate account in accordance with general accepted accounting principles, showing an accurate record of data necessary for the computation of the Average Cattle Cost and Average Sale Price for each calendar quarter. J&F agrees that JBS USA and its duly authorized representative shall have the right to examine the books and record of J&F during regular business hours with respect to the purchases, sales and other components of the Average Cattle Cost and Average Sale Price determined pursuant to this Agreement.

7. CATTLE QUALITY. For purpose of this Agreement, J&F agrees that J&F will not deliver to JBS USA any cattle that have been condemned by the Unites States of Agriculture or any other regulatory authority over the beef industry.

8. PERMITS. J&F shall provide JBS USA with all permits necessary to qualify cattle for interstate shipment, if applicable, in the same manner as required of other cattle purchased by JBS USA. Each Party otherwise covenants with the other party to perform the party’s obligations under this Agreement in accordance with all applicable laws.

9. WEIGHING AND TRANSPORTATION. All cattle purchase by JBS USA from J&F under this Agreement shall be weighed and transported according to standard industry practice and on the same basis as other cattle purchased by JBS USA (or as otherwise mutually determined by the Parties through the Pricing Grid determination process).

10. TERM OF AGREEMENT. The term of this agreement shall commence on the date first written above and shall continue through December 31, 2016, subject to the following:

(a) if there is a material breach of any agreement or covenant of J&F contained in this Agreement, JBS USA may give written notice of the breach to J&F and, if the contained in this Agreement, JBS USA may be give written notice of the breach to J&F and, if the breach is not cured within a period (“J&F’s Cure Period”) of 30 days following delivery of the notice of breach by JBS USA under this Agreement upon delivery of written notice of such termination to J&F within 30 days following J&F’s Cure Period. JBS USA must continue to purchase and pay for cattle as provided in this Agreement that are delivered by J&F to JBS USA for a period of six months following delivery of any notice of termination given under this Section 10(a);

(b) if there is a material breach of any agreement or covenant of JBS USA contained in this Agreement, J&F may give written notice of the breach to JBS USA and, if the breach is not cured within a period (“JBS USA Cure Period”) of 30 days following delivery of the notice of breach by J&F to JBS USA then J&F shall have the right to terminate all obligations of J&F to JBS USA within 30 days following the JBS USA Cure Period. J&F shall continue to be obligated to deliver cattle to JBS USA for a period of six months following delivery of notice of termination given under this Section 10(b) so long as J&F is paid as provided in this Agreement for the cattle delivered;

(c) notwithstanding the foregoing provisions of this Section 10, the obligation to purchase and pay for cattle and the obligation to deliver cattle under this Section 10, the obligation to make supplemental payments for cattle delivered and purchased under this Agreement (including under Sections 10(a) and (b)), and rights of either Party to collect applicable damages and to exercise its remedies for failure to purchase, sell and deliver cattle or make payments as provided under this Agreement, shall survive any termination of this Agreement.

11. REMEDIES. If either Part is in default under this Agreement, the other Par may exercise any and all rights and remedies available to such Party under this Agreement, under any applicable Uniform Commercial Code, or otherwise at law or in equity. JBS USA acknowledges and agrees that nothing contained in this Agreement is intended to limit the rights and remedies of J&F under the Packers and Stockyards Act. The rights and remedies afforded to either Party under this Agreement shall be cumulative and in addition to, and not in limitation of, any rights and remedies which the Part may otherwise have under applicable law, including any applicable Uniform Commercial Code and the Packers and Stockyards Act. The exercise or partial exercise of any right or remedy of either Party under this Agreement or under applicable law shall not preclude or prejudice the further exercise of that right or remedy or the exercise of any other right or remedy of the Party. No delay or omission on the par of either Party in exercising any right under this Agreement or otherwise shall operate as a waiver of the right. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion. Subjected to the following provisions of this Section 11, if a force majeure event occurs precluding JBS USA from receiving and/or processing cattle, JBS USA must still purchase cattle from J&F as provided under this agreement, Cattle available for delivery from J&F during a force majeure event are defined as “Force Majeure Cattle” Notwithstanding the foregoing, JBS USA shall have no obligations to purchase Force Majeure Cattle unless the logistics and financial components of purchasing such cattle (such as delivering to another plant within a reasonable distance to the plant affected by the force majeure event) would be substantially the same to JBS USA as they would have been without the occurrence of the force majeure event. JBS USA shall notify J&F in writing if JBS USA will not purchase Force Majeure cattle and must offer to purchase the Force Majeure cattle with the pricing adjustments to compensate JBS USA for the actual additional cost incurred over the purchase without the force majeure event.

12. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have duly given if delivered by hand, five days after mailed by certified mail with postage paid and return receipt requested, or sent by facsimile transmission to the parties at the following addresses and facsimile numbers (or at another address or facsimile number for a Party as the Party shall designate in a notice given pursuant to this Section):

a) If to JBS USA, to:

JBS USA, Inc.

Chief Executive Officer

1770 Promontory Circle

Greeley, Colorado 80634

With a copy to:

JBS USA, Inc.

General Counsel

1770 Promontory Circle

Greeley, Colorado 80634

b) If to J&F, to:

J&F Oklahoma Holdings Inc.

1770 Promontory Circle

Greeley, Colorado 80634

Attention: Chief Financial Officer

13. ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon by the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements of the Parties or their predecessors in interest as to the subject matter of this Agreement. This Agreement may not be modified except in writing, signed by the Parties hereto, that specifically references this Agreement.

14. ASSIGNMENT. This Agreement may not be assigned by any Party without prior written consent of the other Party. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, legal representatives, successors, and permitted assigns. Notwithstanding the foregoing, either Party may assign this agreement to any wholly owned subsidiary without any prior written consent.

15. CONSTRUCTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado. The Parties agree that if any part, term or provision of this Agreement is held by court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling state law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling state law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of date first written.

[Signatures Appear on Following Page]

[Signature Page to

AMENDED AND RESTATED

CATTLE PURCHASE AND SALE AGREEMENT]

JBS USA, LLC

By	/s/ Bill Rupp
Title:

J&F OKLAHOMA HOLDINGS INC

By	/s/ Luke Lind
Title:	President & COO